Exhibit 8.1

Main Subsidiaries of Quebecor Media Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest

Videotron Ltd.	Québec	100% / 100%

Fibrenoire Inc.	Canada	100% / 100%(1)

Fizz Mobile & Internet Inc.	Québec	100% / 100%(1)

Le SuperClub Vidéotron ltée	Québec	100% / 100%

MediaQMI Inc.	Canada	100% / 100%

Quebecor Media Printing (2015) Inc.	Canada	100% / 100%

Quebecor Media Network Inc.	Canada	100% / 100%

CEC Publishing inc.	Québec	100% / 100%

Sogides Group Inc.	Canada	100% / 100%

Groupe TVA inc.	Québec	68.37% / 99.97%

TVA Publications Inc.	Canada	100% / 100%(2)

Les Publications Charron & Cie Inc.	Canada	100% / 100%(2)

Mels Studios and Postproduction G.P.	Québec	100% / 100%(2)

Event Management Gestev Inc.	Canada	100% / 100%

Québecor Sports et divertissement Inc.	Canada	100% / 100%

QMI Spectacles inc.	Québec	100% / 100%

(1) Fibrenoire Inc. and Fizz Mobile & Internet Inc. are wholly-owned subsidiaries of Videotron Ltd.

(2) TVA Publications Inc., Les Publications Charron & Cie Inc. and Mels Studios and Postproduction G.P. are wholly-owned subsidiaries of TVA Group inc.